Exhibit 99.1

FMC Corporation 1735 Market Street Philadelphia, PA 19103

News Release	215.299.6000 phone 215.299.5998 fax

For Release: Immediate	www.fmc.com

Media contact: Jim Fitzwater – 215.299.6633

Investor relations contact: Brennen Arndt – 215.299.6266

FMC Corporation Announces Third Quarter 2010 Results

•	Third quarter 2010 earnings up 28 percent to $1.14 per diluted share before restructuring and other income and charges on revenue increase of 8 percent.

•	Agricultural Products’ segment earnings up 27 percent; Specialty Chemicals’ segment earnings up 15 percent; Industrial Chemicals segment earnings up 45 percent

•	Full-year 2010 outlook of $4.70 to $4.80 per diluted share before restructuring and other income and charges, a 14 percent increase versus prior year at midpoint of range

PHILADELPHIA, October 27, 2010 – FMC Corporation (NYSE:FMC) today reported net income of $82.9 million, or $1.13 per diluted share, in the third quarter of 2010, versus net income of $28.0 million, or $0.38 per diluted share, in the third quarter of 2009. Net income in the current quarter included restructuring and other income and charges of $0.6 million after-tax, or charges of $0.01 per diluted share, versus restructuring and other income and charges of $37.3 million after-tax, or charges of $0.51 per diluted share, in the prior-year quarter. Excluding these items in both periods, the company earned $1.14 per diluted share in the current quarter, an increase of 28 percent versus $0.89 per diluted share in the prior-year quarter. Third quarter revenue of $772.5 million was 8 percent higher than $713.3 million in the prior year.

Pierre Brondeau, FMC chairman, president and chief executive officer, said, “We delivered another strong quarter with double-digit earnings increases and significant margin expansion in all three operating segments. Agricultural Products realized higher sales in all regions and benefited from favorable product and geographic mix. Specialty Chemicals’ performance was driven by broad-based volume growth in lithium and BioPolymer and continued productivity improvements. Industrial Chemicals’ results were driven by volume gains in soda ash and peroxygens and lower raw material and energy costs.”

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Page 2 / FMC Corporation Announces Third Quarter 2010 Results

Revenue in Agricultural Products of $308.9 million increased 15 percent versus the prior-year quarter driven by higher sales in all regions. In Latin America, the increase reflected improved market conditions and growth in planted acres for key crops. In Asia, sales were up in most key countries reflecting improved market conditions and the introduction of new products. Sales gains in North America were led by strong demand in cotton markets, while sales in Europe increased primarily due to higher herbicide sales. Segment earnings of $75.1 million increased 27 percent driven by the sales gains and favorable product and geographic mix, partially offset by increased spending on new product introductions and growth initiatives.

Revenue in Specialty Chemicals was $202.2 million, up 5 percent versus the year-ago quarter as a result of the continued demand recovery in lithium primaries, higher volumes and selling prices in lithium specialties and volume growth in BioPolymer. Segment earnings of $47.1 million increased 15 percent driven by the sales gains, favorable mix in BioPolymer’s food ingredients business and continuous productivity improvements, partially offset by higher raw material costs.

Revenue in Industrial Chemicals of $262.4 million increased 3 percent from the prior-year quarter as volume gains in soda ash, particularly in export markets, and in North American and European peroxygens markets were partially offset by lower selling prices. Segment earnings of $30.0 million increased 45 percent relative to the year-ago quarter as a result of the volume gains, lower raw material and energy costs and lower plant outage costs.

Corporate expense was $15.9 million as compared to $10.3 million in the prior-year quarter. Interest expense, net, was $9.6 million versus $6.2 million in the year-ago quarter. On September 30, 2010, gross consolidated debt was $668.2 million, and debt, net of cash, was $400.9 million. For the quarter, depreciation and amortization was $32.5 million and capital expenditures were $36.1 million.

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Page 3 / FMC Corporation Announces Third Quarter 2010 Results

Nine Months Results

Revenue was $2,305.8 million, an increase of 10 percent as compared with $2,104.1 million in the prior-year period. Net income was $226.0 million, an increase of 36 percent as compared with $166.4 million in the year-earlier period. Net income in the current period included restructuring and other income and charges of $49.7 million, versus restructuring and other income and charges of $68.8 million in the prior-year period. Excluding these charges, the company earned $275.7 million in the first nine months of 2010, an increase of 17 percent versus $235.2 million in the first nine months of 2009.

Revenue in Agricultural Products was $907.3 million, an increase of 16 percent versus the prior-year period, driven by sales gains in North America, Latin America, particularly Brazil, and Asia due to improved market conditions in several key crops and growth from new and recently introduced products. Segment earnings of $247.5 million increased 2 percent from the first nine months of 2009, as the sales gains were partially offset by less favorable mix, higher inventory and distribution costs, and higher spending on growth initiatives.

Revenue in Specialty Chemicals was $619.4 million, an increase of 11 percent above the prior-year period, led by a robust demand recovery in lithium primaries and strong commercial performance in BioPolymer. Segment earnings of $139.0 million increased 16 percent versus the year-earlier period as volume gains in lithium primaries, favorable commercial performance in BioPolymer and the benefits of productivity initiatives were partially offset by higher raw material costs.

Revenue in Industrial Chemicals was $781.7 million, an increase of 2 percent versus the prior-year period, as volume gains across most businesses were largely offset by reduced selling prices and lower electricity sales stemming from the sale of a Spanish cogeneration facility in 2009. Segment earnings of $94.3 million increased 65 percent versus the year-earlier period, driven by the strong demand recovery and lower raw material and energy costs, particularly phosphate rock, which more than offset lower selling prices across the segment.

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Page 4 / FMC Corporation Announces Third Quarter 2010 Results

Corporate expense was $42.9 million as compared to $31.9 million in the year-earlier period. Interest expense, net, was $29.0 million versus $19.7 million in the prior-year period. For the period, depreciation and amortization was $99.0 million and capital expenditures were $95.3 million.

Outlook

Regarding the outlook for 2010, Brondeau said, “For the full year 2010, we have raised the midpoint of our guidance with our expectation for earnings before restructuring and other income and charges of $4.70 to $4.80 per diluted share, a 14 percent increase above last year at the midpoint of this range. We expect Agricultural Products to deliver its seventh straight year of record earnings, up in the mid-single digits, while increasing investment in innovation and continuing to deliver high profit margins. Specialty Chemicals’ earnings are projected to increase approximately 20 percent, as BioPolymer is expected to achieve its sixth straight year of record earnings driven by continued strong commercial performance while lithium realizes significant earnings improvement primarily through strong demand recovery in lithium primaries. In Industrial Chemicals, we expect earnings to be up approximately 35 percent on the strength of a broad-based volume rebound and favorable raw material costs.

“For the fourth quarter of 2010, we expect earnings before restructuring and other income and charges of $0.95 to $1.05 per diluted share. In Agricultural Products, we look for earnings to be up approximately 20 percent versus prior year, driven primarily by continued growth in Brazil. In Specialty Chemicals, earnings are expected to be up approximately 30 percent versus prior year, driven by volume growth across the segment and favorable mix in food ingredients, partially offset by higher raw material costs. In Industrial Chemicals, we expect earnings to decline approximately 20 percent relative to a year ago, primarily due to the move from the third quarter to the fourth quarter of planned maintenance outages, including the successful completion of the boiler repair at our Wyoming soda ash facility early in the fourth quarter. Commercial performance in the segment will continue to benefit from higher volumes and lower raw material and energy costs, partially offset by reduced selling prices relative to a year ago.”

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Page 5 / FMC Corporation Announces Third Quarter 2010 Results

FMC will conduct its third quarter conference call and webcast at 11:00 a.m. ET on Thursday, October 28, 2010. This event will be available live and as a replay on the web at http://www.fmc.com. Prior to the conference call, the company will also provide supplemental information on the web including its 2010 Outlook Statement, definitions of non-GAAP terms and reconciliations of non-GAAP figures to the nearest available GAAP term.

FMC Corporation is a diversified chemical company serving agricultural, industrial and consumer markets globally for more than a century with innovative solutions, applications and quality products. The company employs over 4,800 people throughout the world. The company operates its businesses in three segments: Agricultural Products, Specialty Chemicals and Industrial Chemicals.

Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation’s 2009 Form 10-K and other SEC filings. Such information contained herein represents management’s best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.

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FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenue	$772.5	$713.3	$2,305.8	$2,104.1

Costs of sales and services	517.8	510.0	1,519.5	1,441.2
Selling, general and administrative expenses	99.9	79.8	286.4	234.6
Research and development expenses	24.0	23.2	69.8	64.2
Restructuring and other charges (income)	3.7	32.3	35.7	84.9

Total costs and expenses	645.4	645.3	1,911.4	1,824.9

Income from operations	127.1	68.0	394.4	279.2

Equity in (earnings) loss of affiliates	(1.0)	(0.9)	(1.9)	(2.4)
Interest expense, net	9.6	6.2	29.0	19.7

Income from continuing operations before income taxes	118.5	62.7	367.3	261.9

Provision (benefit) for income taxes	32.3	27.2	106.8	74.2

Income from continuing operations	86.2	35.5	260.5	187.7
Discontinued operations, net of income taxes	(0.3)	(6.1)	(25.3)	(15.7)

Net income	$85.9	$29.4	$235.2	$172.0

Less: Net income attributable to noncontrolling interests	3.0	1.4	9.2	5.6

Net income attributable to FMC stockholders	$82.9	$28.0	$226.0	$166.4

Amounts attributable to FMC stockholders:
Income from continuing operations, net of tax	$83.2	$34.1	$251.3	$182.1
Discontinued operations, net of tax	(0.3)	(6.1)	(25.3)	(15.7)

Net income	$82.9	$28.0	$226.0	$166.4

Basic earnings (loss) per common share attributable to FMC stockholders:
Income from continuing operations	$1.14	$0.47	$3.46	$2.52
Discontinued operations	(0.00)	(0.08)	(0.35)	(0.22)

Basic earnings per common share	$1.14	$0.39	$3.11	$2.30

Average number of shares used in basic earnings per share computations	72.3	72.1	72.4	72.2

Diluted earnings (loss) per common share attributable to FMC stockholders:
Income from continuing operations	$1.14	$0.46	$3.43	$2.48
Discontinued operations	(0.01)	(0.08)	(0.35)	(0.21)

Diluted earnings per common share	$1.13	$0.38	$3.08	$2.27

Average number of shares used in diluted earnings per share computations	73.1	73.1	73.3	73.3

Other Data:
Capital expenditures	$36.1	$35.0	$95.3	$106.8
Depreciation and amortization expense	$32.5	$32.3	$99.0	$93.5

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES (NON-GAAP)*

(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenue	$772.5	$713.3	$2,305.8	$2,104.1

Costs of sales and services	517.8	507.6	1,519.5	1,436.5
Selling, general and administrative expenses	99.9	79.8	286.4	234.6
Research and development expenses	24.0	23.2	69.8	64.2

Total costs and expenses	641.7	610.6	1,875.7	1,735.3

Income from operations	130.8	102.7	430.1	368.8

Equity in (earnings) loss of affiliates	(1.0)	(0.9)	(1.9)	(2.4)
Interest expense, net	9.6	6.2	29.0	19.7

Income from continuing operations before income taxes, excluding restructuring and other income and charges	122.2	97.4	403.0	351.5

Provision for income taxes	35.7	30.7	118.1	110.7

After-tax income from continuing operations, excluding restructuring and other income and charges	86.5	66.7	284.9	240.8

Less: Net income attributable to noncontrolling interests	3.0	1.4	9.2	5.6

After-tax income from continuing operations, excluding restructuring and other income and charges, attributable to FMC stockholders*	$83.5	$65.3	$275.7	$235.2

Basic after-tax income from continuing operations per share, excluding restructuring and other income and charges, attributable to FMC stockholders	$1.15	$0.90	$3.79	$3.25

Average number of shares used in basic after-tax income per share computations	72.3	72.1	72.4	72.2

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges, attributable to FMC stockholders	$1.14	$0.89	$3.76	$3.21

Average number of shares used in diluted after-tax income per share computations	73.1	73.1	73.3	73.3

*	The Company believes that the Non-GAAP financial measure “After-tax income from continuing operations, excluding restructuring and other income and charges, attributable to FMC stockholders,” and its presentation on a per share basis, provides useful information about the Company’s operating results to investors and securities analysts. The Company also believes that excluding the effect of restructuring and other income and charges from operating results allows management and investors to compare more easily the financial performance of its underlying businesses from period to period.

Please see the reconciliation of Non-GAAP financial measures to GAAP financial results.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

RECONCILIATION OF NET INCOME ATTRIBUTABLE TO FMC STOCKHOLDERS (GAAP) TO AFTER-TAX INCOME FROM CONTINUING OPERATIONS,

EXCLUDING RESTRUCTURING AND OTHER INCOME AND CHARGES, ATTRIBUTABLE TO FMC STOCKHOLDERS (NON-GAAP)

(Unaudited, in millions, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Net income attributable to FMC stockholders (GAAP)	$82.9	$28.0	$226.0	$166.4

Discontinued operations, net of income taxes (a)	0.3	6.1	25.3	15.7

Restructuring and other (income) charges, net (b)	3.7	32.3	35.7	84.9

Purchase accounting inventory fair value impact and other related inventory adjustments (c)	—	2.4	—	4.7

Tax effect of restructuring and other (income) charges and purchase accounting inventory fair value impact and other related inventory adjustments	(1.1)	(3.8)	(12.0)	(21.6)

Tax adjustments (d)	(2.3)	0.3	0.7	(14.9)

After-tax income from continuing operations, excluding restructuring and other income and charges, attributable to FMC stockholders (Non-GAAP)	$83.5	$65.3	$275.7	$235.2

Diluted earnings per common share (GAAP)	$1.13	$0.38	$3.08	$2.27

Discontinued operations per diluted share	0.01	0.08	0.35	0.21

Restructuring and other (income) charges, net per diluted share, before tax	0.05	0.44	0.49	1.16

Purchase accounting inventory fair value impact and other related inventory adjustments per diluted share, before tax	—	0.03	—	0.06

Tax effect of restructuring and other (income) charges and purchase accounting inventory fair value impact and other related inventory adjustments	(0.02)	(0.05)	(0.17)	(0.29)

Tax adjustments per diluted share	(0.03)	0.01	0.01	(0.20)

Diluted after-tax income from continuing operations per share, excluding restructuring and other income and charges, attributable to FMC stockholders (Non-GAAP)	$1.14	$0.89	$3.76	$3.21

Average number of shares used in diluted after-tax income from continuing operations per share computations	73.1	73.1	73.3	73.3

(a)	Discontinued operations for the three and nine months ended September 30, 2010 and 2009, respectively, primarily includes provisions for environmental liabilities and legal reserves and expenses related to previously discontinued operations.
(b)	2010

Restructuring and other charges (income) for the three months ended September 30, 2010, include charges related to the closure of our manufacturing operations at our Barcelona, Spain, facility, which is part of our Industrial Chemicals segment ($1.0 million). We also incurred charges associated with continuing environmental sites as a Corporate charge ($1.3 million). Remaining restructuring and other charges (income) for the three months ended September 30, 2010, include charges associated with a collaboration and license agreement in our Agricultural Products segment ($0.5 million), charges relating to the accrual of interest associated with a European Commission fine currently being appealed in our Industrial Chemicals segment ($0.5 million) and other miscellaneous net charges ($0.4 million).

Restructuring and other charges (income) for the nine months ended September 30, 2010, include charges related to the closure of our manufacturing operations at our Barcelona, Spain, facility, which is part of our Industrial Chemicals segment ($10.6 million) and the realignment of our Alginates manufacturing operations in our Specialty Chemicals segment ($6.1 million). Offsetting these charges is the reversal of a previously recorded loss contingency as part of the restructuring at our Peroxygens facility in Santa Clara, Mexico, which is part of our Industrial Chemicals segment ($1.1 million-gain) and income of $1.1 million primarily representing a reduction of previously recorded retirement obligations at our Bayport butyllithium facility which is part of our Specialty Chemicals segment. We also incurred charges associated with continuing environmental sites as a Corporate charge ($9.7 million) and severance charges primarily in our Industrial Chemicals segment ($2.3 million). Remaining restructuring and other charges (income) for the nine months ended September 30, 2010, include charges associated with certain rights acquired for an herbicide compound still under development in our Agricultural Products segment ($5.7 million), net charges primarily related to a legal settlement in our Industrial Chemicals segment ($1.5 million), charges relating to the accrual of interest associated with a European Commission fine currently being appealed in our Industrial Chemicals segment ($1.3 million) and other miscellaneous net charges ($0.7 million).

2009

Restructuring and other charges (income) for the three months ended September 30, 2009, include charges related to the closure of our manufacturing operations at our Barcelona, Spain, facility, which is part of our Industrial Chemicals segment ($5.5 million), our Bayport butyllithium facility which is part of our Specialty Chemicals segment ($0.1 million) and continued charges related to the closure of our Baltimore agricultural chemicals facility ($0.2 million). We also incurred charges related to the realignment of our Alginates manufacturing operations in our Specialty Chemicals segment ($3.6 million). Additionally, restructuring and other charges (income) for the three months ended September 30, 2009, include severance charges in our Industrial Chemicals segment and Specialty Chemicals segment ($5.8 million and $1.3 million, respectively), asset abandonment charges in our Industrial Chemicals segment and Specialty Chemicals segment ($1.1 million and $0.5 million, respectively) and charges associated with a collaboration and license agreement in our Agricultural Products segment ($1.0 million). We also recorded approximately $21.0 million in connection with the resolution of a regulatory matter in our Industrial Chemicals segment. Remaining restructuring and other charges (income) for the three months ended September 30, 2009, include a $4.9 million net gain representing recoveries related to continuing environmental sites as a Corporate item, recognition of a net deferred gain of $2.3 million associated with our Princeton facility as a result of exiting the leases and a $0.6 million gain primarily related to an asset sale in our Industrial Chemicals segment.

For the nine months ended September 30, 2009, amounts include charges related to the closure of our manufacturing operations at our Barcelona, Spain, facility ($18.0 million) and our Peroxygens facility in Santa Clara, Mexico ($6.6 million), both of which are part of our Industrial Chemicals segment, our Bayport butyllithium facility which is part of our Specialty Chemicals segment ($7.6 million) and continued charges related to the closure of our Baltimore agricultural chemicals facility ($1.5 million). We also incurred charges related to the realignment of our Alginates manufacturing operations in our Specialty Chemicals segment ($9.9 million). Additionally, restructuring and other charges (income) for the nine months ended September 30, 2009, include severance charges in our Industrial Chemicals segment and Specialty Chemicals segment ($9.5 million and $2.1 million, respectively), asset abandonment charges in our Agricultural Products segment, Industrial Chemicals segment and Specialty Chemicals segment ($2.6 million, $2.6 million and $1.6 million, respectively) and charges associated with a collaboration and license agreement in our Agricultural Products segment ($2.0 million). We also recorded approximately $21.0 million in connection with the resolution of a regulatory matter in our Industrial Chemicals segment. Remaining restructuring and other charges (income) for the nine months ended September 30, 2009, include a $0.9 million net gain representing recoveries related to continuing environmental sites as a Corporate item, recognition of a net deferred gain of $2.3 million associated with our Princeton facility as a result of exiting the leases and a $3.1 million of other charges primarily representing settlements with state authorities for property claims and adjustments related to previously recorded restructuring reserves.

(c)	Charges related to amortization of the inventory fair value step-up resulting from the application of purchase accounting associated with the third quarter 2008 acquisition in our Specialty Chemicals segment and the first quarter 2009 acquisition in our Agricultural Products segment. In 2009, we also recorded inventory adjustments related to the third quarter 2008 acquisition in our Specialty Chemicals segment and subsequent alginates business restructuring. On the condensed consolidated statements of operations these charges are included in “Costs of sales and services” for the three and nine months ended September 30, 2009.
(d)	Tax adjustments for the three months ended September 30, 2010, are primarily a result of a reduction in our liability for unrecognized tax benefits due to settlements of audits and expiration of statute of limitations. Tax adjustments for the nine months ended September 30, 2010, are primarily the result of a charge associated with a change in the tax treatment of the Medicare Part D subsidy which was enacted as part of the recent U.S. health care reform legislation. This charge was partially offset by a reduction in our liability for unrecognized tax benefits due to settlements of audits and expiration of statute of limitations. Tax adjustments for the three months ended September 30, 2009, are primarily a result of adjustments related to prior year tax matters. Tax adjustments for the nine months ended September 30, 2009, are primarily a result of a reduction in our liability for unrecognized tax benefits due to settlements of audits and expiration of statute of limitations.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

INDUSTRY SEGMENT DATA

(Unaudited, in millions)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009

Revenue

Agricultural Products	$308.9	$268.3	$907.3	$782.1
Specialty Chemicals	202.2	191.7	619.4	558.9
Industrial Chemicals	262.4	254.4	781.7	766.6
Eliminations	(1.0)	(1.1)	(2.6)	(3.5)

Total	$772.5	$713.3	$2,305.8	$2,104.1

Income from continuing operations before income taxes

Agricultural Products	$75.1	$59.2	$247.5	$242.2
Specialty Chemicals	47.1	40.9	139.0	119.5
Industrial Chemicals	30.0	20.7	94.3	57.0
Eliminations	0.1	—	0.2	(0.1)

Segment operating profit	152.3	120.8	481.0	418.6
Corporate	(15.9)	(10.3)	(42.9)	(31.9)
Other income (expense), net	(7.6)	(8.3)	(15.3)	(21.1)

Operating profit from continuing operations before items noted below:	128.8	102.2	422.8	365.6

Restructuring and other income (charges), net (a)	(3.7)	(32.3)	(35.7)	(84.9)
Interest expense, net	(9.6)	(6.2)	(29.0)	(19.7)
Purchase accounting inventory fair value impact and other related inventory adjustments (b)	—	(2.4)	—	(4.7)
Provision for income taxes	(32.3)	(27.2)	(106.8)	(74.2)
Discontinued operations, net of income taxes	(0.3)	(6.1)	(25.3)	(15.7)

Net income attributable to FMC stockholders	$82.9	$28.0	$226.0	$166.4

(a)	Amounts for the three months ended September 30, 2010, related to Agricultural Products ($0.6 million), Specialty Chemicals ($0.4 million-gain), Industrial Chemicals ($2.2 million) and Corporate ($1.3 million). Amounts for the three months ended September 30, 2009, related to Agricultural Products ($1.2 million), Specialty Chemicals ($5.5 million), Industrial Chemicals ($32.8 million) and Corporate ($7.2 million-gain).

Amounts for the nine months ended September 30, 2010, related to Agricultural Products ($6.7 million), Specialty Chemicals ($5.4 million), Industrial Chemicals ($14.8 million) and Corporate ($8.8 million). Amounts for the nine months ended September 30, 2009, related to Agricultural Products ($6.1 million), Specialty Chemicals ($21.3 million), Industrial Chemicals ($58.1 million) and Corporate ($0.6 million-gain).

See Note (b) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to After-Tax Income from Continuing Operations Excluding Restructuring and Other Income and Charges, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

(b)	See Note (c) to the schedule “Reconciliation of Net Income Attributable to FMC Stockholders (GAAP) to After-Tax Income from Continuing Operations Excluding Restructuring and Other Income and Charges, Attributable to FMC Stockholders (Non-GAAP)” for further details on the components that make up this line item.

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, in millions)

	September 30, 2010	December 31, 2009

Cash and cash equivalents	$267.3	$76.6
Trade receivables, net	813.7	749.6
Inventories	366.9	350.5
Other current assets	169.4	138.0
Deferred income taxes	145.1	173.0

Total current assets	1,762.4	1,487.7

Property, plant and equipment, net	943.2	964.5
Goodwill	199.2	209.5
Deferred income taxes	254.7	240.7
Other long-term assets	244.3	233.8

Total assets	$3,403.8	$3,136.2

Short-term debt	$27.5	$33.4
Current portion of long-term debt	105.4	22.5
Accounts payable, trade and other	322.9	290.5
Guarantees of vendor financing	18.4	49.5
Accrued pensions and other post-retirement benefits, current	9.4	9.4
Other current liabilities	350.9	303.9

Total current liabilities	834.5	709.2

Long-term debt	535.3	588.0
Long-term liabilities	676.9	705.9
Equity	1,357.1	1,133.1

Total liabilities and equity	$3,403.8	$3,136.2

FMC CORPORATION AND CONSOLIDATED SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited, in millions)

	Nine Months Ended September 30,
	2010	2009

Cash provided (required) by operating activities	$308.2	$274.3

Cash provided (required) by operating activities of discontinued operations	(23.4)	(31.1)

Cash provided (required) by investing activities:
Capital expenditures	(95.3)	(106.8)
Other investing activities	(12.0)	(34.4)

	(107.3)	(141.2)

Cash provided (required) by financing activities:
Net borrowings (repayments) under committed credit facilities	—	(81.3)
Increase (decrease) in short-term debt	(5.6)	34.5
Repayments of long-term debt	(4.0)	—
Proceeds from borrowings of long-term debt	34.3	21.4
Distributions to noncontrolling interests	(11.0)	(13.4)
Dividends paid	(27.3)	(27.3)
Repurchases of common stock	(37.0)	(36.4)
Issuances of common stock, net	12.4	6.0
Excess tax benefits from share-based compensation	51.5	—

	13.3	(96.5)

Effect of exchange rate changes on cash	(0.1)	2.0

Increase (decrease) in cash and cash equivalents	190.7	7.5

Cash and cash equivalents, beginning of year	76.6	52.4

Cash and cash equivalents, end of period	$267.3	$59.9